EXHIBIT 21



                  SUBSIDIARIES OF US 1 INDUSTRIES, INC.


There are no parents of the Registrant.

Registrant's consolidated subsidiaries are shown below together with the state or jurisdiction of organization of each subsidiary, the date of incorporation, and the names under which such subsidiaries do business.





                                          STATE OF              DATE OF
NAME OF SUBSIDIARY                     INCORPORATION         INCORPORATION



AccuScan Testing, Inc.	                Indiana                 7/14/1998
Antler Transport                        Indiana		       05/16/2001
Blue and Grey Transport Company, Inc.   Indiana                12/16/1985
Blue and Grey Brokerage, Inc.           Indiana                 6/11/1991
Carolina National Logistics, Inc.       Indiana                 9/11/1996
Carolina National Transportation, Inc.  Indiana                 1/12/1995
Friendly Transport, Inc.                Indiana                 3/01/2001
Five Star Transport, Inc.               Indiana                 1/25/1983
Keystone Logistics, Inc.                Indiana                 9/11/1996
Unity Logistic Services, Inc.           Indiana                 6/08/2000
Gulf Line Brokerage, Inc.               Indiana                 9/09/1994
Gulf Line Transport, Inc.               Indiana                 9/09/1994
Keystone Lines, Inc.                    California              7/22/1980
Keystone Lines                          Indiana                 2/18/1999
Cam Transport, Inc.                     Indiana                10/10/2000
Transport Leasing, Inc.                 Arkansas                6/02/2000
Harbor Bridge Intermodal, Inc.          Indiana                 3/20/2000
Patriot Logistics, Inc.                 Indiana                 7/29/2002
TC Services, Inc.                       California              7/22/1980
TC Administrative Services, Inc.        Indiana                 2/18/1999